Exhibit 99.1

Flutter Entertainment plc

Appointment of Independent Non-Executive Director

New York, September 12, 2025: Flutter Entertainment plc (“Flutter” or the “Company”) (NYSE:FLUT; LSE:FLTR), announces today that the Board of Directors (the “Board”) has appointed Stefan Bomhard as a non-executive director, effective as of October 1, 2025.

Mr. Bomhard has held several senior executive positions across a number of industries, most recently as a member of the board of directors and Chief Executive Officer of Imperial Brands plc. Prior to this, he served as Chief Executive Officer of Inchcape PLC and held a number of worldwide senior positions at Bacardi Limited, Cadbury plc, Unilever Food Solutions Europe, Diageo plc (Burger King) and Procter & Gamble. He currently serves as a non-executive director of Compass Group plc.

Commenting on Stefan Bomhard’s appointment, John Bryant, Chair of the Board, said “Following an extensive search as part of our on-going Board renewal process, I am delighted to welcome Stefan as a non-executive director. Stefan has significant experience working in international environments, particularly in the operation, sales and marketing of well-known consumer brands. We look forward to Stefan joining the Board and contributing to Flutter’s future.”

The Board has determined that Mr. Bomhard is an independent director in accordance with the New York Stock Exchange listing standards.

For more information:

Edward Traynor

Company Secretary

+353872232455